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                                                                Exhibit (h)(10)

                                CREDIT AGREEMENT

                                   dated as of

                                December 21, 1999

                                     between

                     Nicholas Applegate Institutional Funds

                                       and

                                BankBoston, N.A.

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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

SECTION  1.01     Definitions..........................................................           1
         1.02     Accounting Terms and Determinations..................................           5


                                   ARTICLE II
                                   THE CREDIT

SECTION  2.01     Commitments to Lend.....................................................        6
         2.02     Notice of Borrowings; Funding of Loans..................................        6
         2.03     Note....................................................................        6
         2.04     Maturity of Loans.......................................................        6
         2.05     Interest Rates..........................................................        7
         2.06     Fees....................................................................        7
         2.07     Mandatory Termination of Commitments....................................        7
         2.08     Optional Termination or Reduction of Commitments........................        7
         2.09     Optional and Mandatory Prepayments......................................        8
         2.10     General Provisions as to Payments.......................................        8
         2.11     Computation of Interest and Fees........................................        8
         2.12     Recourse to Assets......................................................        9


                                   ARTICLE III

                                   CONDITIONS

SECTION  3.01     Effectiveness..........................................................         9
         3.02     All Borrowings.........................................................        10


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

SECTION  4.01     Existence and Power; Investment Company................................        11
         4.02     Authorization; No Contravention........................................        12
         4.03     Binding Effect.........................................................        12
         4.04     Compliance with Margin Rules...........................................        12
         4.05     Affiliated Persons.....................................................        12
         4.06     Subsidiaries...........................................................        12
         4.07     Financial Information..................................................        12
         4.08     Litigation.............................................................        12
         4.09     ERISA..................................................................        13
         4.10     Taxes..................................................................        13
         4.11     Compliance.............................................................        13
         4.12     Full Disclosure........................................................        13

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                                    ARTICLE V

                                    COVENANTS

SECTION  5.01     Information............................................................        14
         5.02     Payment of Obligations.................................................        15
         5.03     Maintenance of Insurance...............................................        15
         5.04     Conduct of Business and Maintenance of Existence.......................        15
         5.05     Compliance with Laws...................................................        15
         5.06     Inspection of Property, Books and Records..............................        15
         5.07     Debt...................................................................        15
         5.08     Negative Pledge........................................................        16
         5.09     Consolidations, Mergers and Sales of Assets............................        16
         5.10     Use of Proceeds........................................................        17
         5.11     Ratio of Debt to Net Assets............................................        17
         5.12     Compliance with Registration Statement.................................        17
         5.13     Non-Affiliation with Bank..............................................        17
         5.14     Deposit Account........................................................        17
         5.15     Regulated Investment Company...........................................        17
         5.16     No Subsidiary..........................................................        17
         5.17     ERISA..................................................................        17
         5.18     Distributions..........................................................        17


                                   ARTICLE VI

                                    DEFAULTS

SECTION  6.01     Events of Default .....................................................        18


                                   ARTICLE VII

                             CHANGE IN CIRCUMSTANCES

SECTION  7.01     Increased Cost and Reduced Return......................................        19


                                  ARTICLE VIII

                                  MISCELLANEOUS

SECTION  8.01     Notices................................................................        20
         8.02     No Waivers.............................................................        21
         8.03     Expenses; Documentary Taxes; Indemnification...........................        21
         8.04     Set-Off................................................................        21
         8.05     Amendments and Waivers.................................................        21
         8.06     Successors and Assigns.................................................        21
         8.07     Governing Law; Submission to Jurisdiction..............................        22
         8.08     Counterparts; Integration..............................................        22
         8.09     Waiver Of Jury Trial...................................................        22

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Exhibit A -       Form of Note

Exhibit B -       Form of Notice of Borrowing

Exhibit C - 1     Form of Opinion of Ropes & Gray

Exhibit C-2       Form of Opinion of E. Blake Moore, General Counsel

Schedule 1 -      Addresses for Notices

Schedule 4.11(c) - Agreements with Regulators and Borrowing Limitations
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                                CREDIT AGREEMENT

         CREDIT AGREEMENT, dated as of December 21, 1999, by and among NICHOLAS APPLEGATE INSTITUTIONAL FUNDS, a trust organized under the laws of Delaware, on behalf of certain of its Series (as defined below) as set forth on EXHIBIT 1 attached hereto, and BANKBOSTON, N.A.(the "Bank").

                  The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. DEFINITIONS. The following terms, as used herein, have the following meanings:

                  "Additional Series" means any series or portfolio of a Trust which is established after the date hereof.

                  "Additional Trust" means any Person which is an open-end management investment company registered as such under the Investment Company Act and for which the Investment Adviser acts as the investment adviser.

                  "Affiliate" has the meaning ascribed to the term "Affiliated Person" in the Investment Company Act and the rules and regulations thereunder.

                  "Affiliated Person" has the meaning ascribed to that term in the Investment Company Act and the rules and regulations thereunder.

                  "Bank" means BankBoston, its successors and assigns.

                  "BankBoston" means BankBoston, N.A., a national banking association.

                  "Base Rate" means the higher of (a) the annual rate of interest announced from time to time by BankBoston at its head office in Boston, Massachusetts as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Rate as in effect from time to time.

                  "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

                  "Borrower" means, with respect to each Trust whose assets are not divided into series or portfolios, that Trust, and with respect to each Trust whose assets are divided into series or portfolios, such Trust on behalf of a particular Series of such Trust. For example, if a Trust has two Series and wishes to borrow on behalf of one of those Series, the term "Borrower" would mean the Trust on behalf of the Series borrowing; if the Trust wishes to borrow on behalf of both Series, the term "Borrower" would mean the Trust on behalf of one Series and the Trust on behalf of the other Series, severally.


                  "Borrowing" means the aggregation of Loans of the Bank to be made to a Borrower pursuant to Article II hereof on a single date.

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                                      -2-


                  "Borrowing Date" means the Business Day on which Loans are advanced hereunder as specified in a Notice of Borrowing delivered pursuant to
Section 2.02(a) hereof.

                  "Business Day" means any day on which commercial banks are open for the purpose of transacting business in Boston, Massachusetts.

                  "Commitment" means the agreement of the Bank, subject to the terms and conditions of this Agreement, to make Loans to the Borrowers hereunder.

                  "Commitment Amount" means, $30,000,000, as such amount may be reduced from time to time pursuant to Section 2.08.

                  "Custodian" means the entity which, on the Effective Date (or, with respect to each Additional Trust or Additional Series which becomes a Trust or Series hereunder, on the date such Additional Trust or Additional Series becomes a Trust or Series hereunder), acts as the Borrower's custodian for purposes of Section 17(f) of the Investment Company Act.

                  "Debt" of any Person means at any date, without duplication,
(a) all obligations of such Person for borrowed money or extensions of credit,
(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are or should be capitalized in accordance with generally accepted accounting principles, (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (f) all obligations of such Person under Guarantees, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (g) all obligations of such Person in respect of judgments, (h) all obligations of such Person in respect of banker's acceptances and under reverse repurchase agreements, and (i) all obligations of such Person in respect of futures contracts, swaps and other obligations that are, or would be but for the segregation of assets therefor, senior securities for purposes of the Investment Company Act.

                  "Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Distribution" means the declaration or payment of any dividend on or in respect of any beneficial interest in a Borrower, other than dividends payable solely in beneficial interests in such Borrower; the purchase, redemption, or other retirement of any beneficial interest in a Borrower, directly or indirectly; the return of capital by a Borrower to the holders of its beneficial interests as such; or any other distribution on or in respect of any beneficial interest in a Borrower.

                  "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

                  "ERISA Group" means with respect to each Borrower, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

                  "Event of Default" has the meaning set forth in Section 6.01.

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                                      -3-


                  "Federal Funds Rate" means for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank in its sole discretion.

                  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), PROVIDED that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

                  "Investment Adviser" means Nicholas-Applegate Capital Management.

                  "Investment Company Act" means the Investment Company Act of 1940, as amended.

                  "Lending Office" means, initially, the office of the Bank at 100 Federal Street, Boston, Massachusetts 02110; and thereafter such other office of the Bank, if any, located in the United States that shall be making or maintaining Loans.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any agreement preventing a Person from encumbering such asset.

                  "Loans" means the revolving credit loans made or to be made to a Borrower by the Bank pursuant to Section 2.01.

                  "Loan Documents" means, collectively, this Agreement, the Note, and any and all other documents and instruments required to be delivered pursuant to this Agreement, in each case as amended and in effect from time to time.

                  "Maturity Date" means, with respect to each Loan, the earlier of the day which is fourteen (14) days after the date such Loan was made or the Termination Date.

                  "Maximum Amount" means, with respect to a Borrower, the maximum amount such Borrower is permitted to borrow under the lowest borrowing limitation imposed by the following:

                  (a) applicable laws and regulations, including the Investment Company Act,

                  (b)  the provisions of Sections 5.07 and 5.11 hereof,

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                                      -4-


                  (c) the limitations on borrowings adopted by such Borrower in its Prospectus, Statement of Additional Information or elsewhere, and

                  (d) any agreements with federal, state, local or foreign governmental authorities or regulators,

in each case as in effect from time to time.

                  "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

                  "Net Assets" means, at any date and with respect to any Borrower, the Total Assets of such Borrower MINUS the Total Liabilities of such Borrower excluding the aggregate amount of such Borrower's Debt.

                  "Note" means promissory note of the Borrowers, substantially in the form of EXHIBIT A attached hereto.

                  "Notice of Borrowing" has the meaning set forth in Section 2.02(a).

                  "Obligations" means, with respect to each Borrower, all indebtedness, obligations and liabilities of such Borrower to the Bank, existing on the date of this Agreement or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans to such Borrower or the Note or other instruments at any time evidencing any thereof.

                  "Overnight Rate" means one-half of one percent (1/2%) above the Federal Funds Rate as in effect from time to time.

                  "Person" means an individual, a corporation (or series thereof), a partnership, an association, a trust (or series thereof) or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards of Section 302 or Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

                  "Prospectus" means the prospectus required to be delivered by a Borrower to offerees of its securities pursuant to the Securities Act of 1933, as amended, and all supplements thereto.

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

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                                      -5-


                  "Revolving Credit Period" means the period from and including the Effective Date to but excluding the Termination Date.

                  "Series" means, collectively, with respect to each Trust whose assets are divided into series or portfolios, those series of such Trust listed on SCHEDULE 1 attached hereto, and with the prior written consent of the Bank and from and after delivery of each of the documents, in form and substance satisfactory to the Bank, required by Section 3.01(b) hereof, any Additional Series of such Trust and, individually, each of such Series.

                  "Statement of Additional Information" means the Statement of Additional Information (and all supplements thereto) which must be provided by a Borrower to recipients of its Prospectus upon request pursuant to rules and regulations adopted by the Securities and Exchange Commission.

                  "Subsidiary" of a Borrower means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Borrower.

                  "Termination Date" means December 19, 2000 or such earlier date on which the Commitment to the Borrowers terminates or is terminated pursuant to the terms hereof.

                  "Total Assets" means, at any date, all assets of a Borrower which in accordance with generally accepted accounting principles would be classified as assets upon a balance sheet of such Borrower prepared as of such date, valued in accordance with the methods and procedures described in such Borrower's Prospectus and Statement of Additional Information.

                  "Total Liabilities" means, at any date, all liabilities of a Borrower which in accordance with generally accepted accounting principles would be classified as liabilities upon a balance sheet of such Borrower prepared as of such date, including, without duplication, the aggregate amount of such Borrower's Debt.

                  "Trust(s)" means, collectively, the Trust listed on SCHEDULE 1 attached hereto and, with the prior written consent of the Bank and from and after delivery of each of the documents, in form and substance satisfactory to the Bank, required in Section 3.01(b) hereof, any Additional Trust, and, individually, each of such Trusts.

                  "Trust Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Trust Event of Default.

                  "Trust Event of Default" means any Event of Default specified in clauses (g) or (h) of Section 6.01 hereof, any Event of Default specified in clause (b) of Section 6.01 hereof as a result of the failure by a Trust to comply with Section 5.04 hereof, and any Event of Default specified in clause
(d) of Section 6.01 hereof to the extent such Event of Default arises with respect to the representations set forth in Section 4.01 hereof.

                  SECTION 1.02. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States of America, applied on a basis consistent (except for changes concurred in by the applicable Borrower's independent public accountants) with the most recent audited financial statements of that Borrower delivered to the Bank hereunder.

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                                      -6-


                                   ARTICLE II

                                   THE CREDIT

                  SECTION 2.01. COMMITMENTS TO LEND. Subject to the terms and conditions set forth in this Agreement, the Bank agrees to lend to each Borrower, and each Borrower may borrow, repay and reborrow from time to time during the Revolving Credit Period, upon notice by such Borrower to the Bank given in accordance with Section 2.02(a) hereof, such sums as are requested by such Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to the Commitment Amount, PROVIDED that (a) the aggregate principal amount of all Loans outstanding to any Borrower (after giving effect to all amounts requested) shall not exceed at any time the Maximum Amount for such Borrower at such time and (b) the aggregate principal amount of all Loans outstanding to all Borrowers (after giving effect to all amounts requested) shall not exceed at any time the Commitment Amount. Each Borrowing under this Section shall be in an aggregate principal amount of not less than $100,000 or a larger whole multiple of $100,000. Each Loan shall mature and become due and payable as provided in Section 2.04.

                  SECTION 2.02. NOTICE OF BORROWINGS; FUNDING OF LOANS. (a) The Borrower requesting a Loan shall give the Bank a notice substantially in the form of EXHIBIT B attached hereto (a "Notice of Borrowing") of each Loan requested hereunder not later than 2:00 p.m. (Boston time) (or telephonic notice not later than 2:00 p.m. (Boston time) confirmed in writing substantially in the form of EXHIBIT B attached hereto not later than 3:00 p.m. (Boston time)) on the Business Day of each proposed Borrowing. Each Notice of Borrowing or oral request shall constitute a representation and warranty by the Borrower named therein that the conditions set forth in Section 3.02 (and, in the case of the initial Loan to be made hereunder, Section 3.01) have been satisfied on the date of such notice and will be satisfied on the Borrowing Date. Such Notice of Borrowing or oral request shall not thereafter be revocable by the Borrower named therein and shall obligate such Borrower to accept the Loan requested from the Bank on the Borrowing Date.

                  (b) If the Bank makes a new Loan hereunder for the use of a particular Borrower on a day on which that Borrower is to repay all or any part of an outstanding Loan to it, the Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Bank or remitted by that Borrower to the Bank, as the case may be.

                  SECTION 2.03. THE NOTE. (a) The Loans of the Bank to each Borrower shall be evidenced by a single Note payable to the order of the Bank in an amount equal to the Commitment Amount or, if less, the aggregate unpaid principal amount of the Loans, plus interest thereon as provided below.

                  (b) The Bank shall record on the Note the date, type and amount of each Loan made by it to each Borrower and the date and amount of each payment of principal made by such Borrower with respect thereto; PROVIDED that the failure of the Bank to make, or any error by the Bank in making, any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Note. The Bank is hereby irrevocably authorized by each Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

                  SECTION 2.04. MATURITY OF LOANS. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date for such Loan, together with any and all accrued and unpaid interest thereon.

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                                      -7-

                  SECTION 2.05. INTEREST RATES. (a) Subject to Section 2.06(b) hereof, each Loan shall bear interest on the outstanding principal amount thereof, for the period commencing with the date such Loan is made up to but not including the date such Loan is repaid in full, at a rate per annum equal to the Overnight Rate as in effect from time to time. Interest on each Loan shall be payable in full on the Maturity Date of such Loan.

                  (b) Any overdue principal of (whether at stated maturity, by acceleration or otherwise) and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder shall bear interest, payable on demand, for each day from and including the date payment thereof was due (whether at stated maturity, by acceleration or otherwise) through and including the date of actual payment, at a rate per annum equal to the sum of two percent (2%) above the Base Rate until such amount shall be paid in full (after as well as before judgment). During the continuance a Default or an Event of Default the principal of the Loans of the defaulting Borrower not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Bank, bear interest at a rate per annum equal to the greater of (i) two percent (2%) above the rate of interest otherwise applicable to such Loans pursuant to Section 2.05(a) hereof and (ii) the rate of interest applicable to overdue principal.

                  SECTION 2.06. FEES. (a) During the Revolving Credit Period, the Borrowers shall pay to the Bank a commitment fee at the rate of 0.10% per annum on the daily amount by which the Commitment Amount exceeded the aggregate outstanding principal amount of the Loans.

                  (b) The commitment fee shall accrue from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees payable hereunder shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day after the Effective Date, and on the Termination Date.

                  (d) The Borrowers shall pay the commitment fee pro rata based on the relative asset size of each such Borrower as of the first day of each calendar quarter or based on such other method as the Board of Directors or Board of Trustees, as applicable, of the Trust(s) shall determine with prior written notice to the Bank.

                  SECTION 2.07. MANDATORY TERMINATION OF COMMITMENTS. On the Termination Date, the Commitment Amount permanently shall reduce to $0 and the Bank's Commitment shall terminate. Each Borrower promises to pay on the Termination Date, and there shall become absolutely due and payable on the Termination Date, all of the Loans outstanding to that Borrower on such date, together with any and all accrued and unpaid interest thereon.

                  SECTION 2.08. OPTIONAL TERMINATION OR REDUCTION OF COMMITMENTS. (a) Each Borrower shall have the right at any time and from time to time upon three (3) Business Days' prior written notice to the Bank to terminate entirely the Commitment to such Borrower, whereupon the Commitment to such Borrower shall be terminated. Promptly after receiving any notice of any Borrower delivered pursuant to this clause (a), the Bank will revise SCHEDULE 1 attached hereto accordingly. Upon the effective date of any such termination, the applicable Borrower shall pay to the Bank all of the Loans outstanding to that Borrower on such date, together with any and all accrued and unpaid interest thereon, as well as the full amount of any commitment fee then accrued and allocated to such Borrower. No termination of the Commitment as to any Borrower may be reinstated.

                  (b) The Borrowers shall have the right at any time and from time to time upon three (3) Business Days' prior written notice to the Bank to reduce by $1,000,000 or an

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                                      -8-


integral multiple thereof the unborrowed portion of the Commitment Amount whereupon the Commitment Amount shall be reduced. Upon the effective date of any such reduction, the Borrowers shall pay to the Bank the full amount of any commitment fee then accrued on the amount of the reduction. No reduction in the Commitment Amount may be reinstated.

                  SECTION 2.09. OPTIONAL AND MANDATORY PREPAYMENTS. (a) Each Borrower may, upon at least one (1) Business Day's notice to the Bank (which notice shall not thereafter be revocable by such Borrower), prepay any Loans in whole at any time, or from time to time in part in an aggregate principal amount not less than $100,000 and in larger integral multiples of $100,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

                  (b) If at any time the aggregate principal amount of all Loans outstanding to any Borrower exceeds the Maximum Amount for such Borrower, such Borrower immediately shall prepay such principal amount of one or more Loans made to such Borrower (together with accrued interest thereon), as may be necessary so that after such prepayment the aggregate principal amount of all Loans outstanding to such Borrower does not exceed the Maximum Amount for such Borrower.

                  (c) If at any time the aggregate principal amount of all Loans outstanding to the Borrowers exceeds the Commitment Amount, the Borrowers shall immediately prepay such principal amount of one or more Loans (together with accrued interest thereon), as may be necessary to eliminate such excess.

                  SECTION 2.10. GENERAL PROVISIONS AS TO PAYMENTS. (a) Payment of principal of and interest on the Loans and of fees and all other amounts due hereunder shall be made not later than 2:00 p.m. (Boston time) on the date when due, in Federal or other funds immediately available in Boston, to the Bank at its address referred to in Section 9.01. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest shall accrue during such extension. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                  (b) Each Borrower agrees that payments by such Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Borrower is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Bank) is imposed upon any Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, such Borrower will pay to the Bank on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in U.S. dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed upon such Borrower. Each Borrower will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder or under such other Loan Document.

                  SECTION 2.11. COMPUTATION OF INTEREST AND FEES. All interest and fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. The Bank's determination of interest rates shall be conclusive and binding for all purposes, absent manifest error.

                  SECTION 2.12. RECOURSE TO ASSETS. Loans made to each Borrower hereunder shall be paid solely to the account of that Borrower and used by that Borrower solely in accordance with Section 5.10 hereof. The obligations of each Borrower under this Agreement and the Loan Documents are several and not joint. The principal amount of the Loans made for use by a particular Borrower and accrued interest thereon and any fees or additional amounts payable in connection with or relating to such Loans pursuant to this Agreement, including, without limitation, Sections 2.06, 7.01 and 8.03 hereof, shall be paid or repaid solely from the assets of such Borrower and the Bank shall have no right of recourse or offset against the assets of any other Borrower with respect to such Loans or such other obligations or amounts, or any default in respect thereto.

                                   ARTICLE III

                                   CONDITIONS

                  SECTION 3.01. EFFECTIVENESS. (a) This Agreement shall become effective on the date that each of the following conditions shall have been satisfied:

                  (i) receipt by the Bank of counterparts hereof signed by each of the Borrowers;

                  (ii) receipt by the Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.04;

                  (iii) receipt by the Bank of opinions of Ropes & Gray, special counsel to the Borrowers, and E. Blake Moore, Jr., General Counsel to each Trust, substantially in the form of EXHIBITS C-1 and C-2 attached hereto which are satisfactory to the Bank in all respects;

                  (iv) receipt by the Bank of a certificate manually signed by the assistant secretary of each of the Borrowers to the effect set forth in clauses (b) (if a Borrowing will occur on the Effective Date), (c) and (d) of
Section 3.02, such certificate to be dated the Effective Date and to be in form and substance satisfactory to the Bank;

                  (v) receipt by the Bank of a manually signed certificate from the Secretary of each Trust, in form and substance satisfactory to the Bank and dated the Effective Date, as to the incumbency of, and bearing manual specimen signatures of, the officers of such Trust who are authorized to execute and take actions under the Loan Documents, as to the Custodian and Investment Adviser of such Trust and each Series thereof, if applicable, and certifying and attaching copies of (A) such Trust's declaration of trust or articles of incorporation or organization, as applicable, and by-laws as then in effect, (B) duly authorized resolutions of such Trust's Board of Trustees or Board of Directors, as applicable, authorizing for the Trust and each Series thereof, the Borrowings and transactions contemplated hereby, (C) the current Prospectus and Statement of Additional Information of the Trust or each of the Series of the Trust, as applicable, and (D) the Annual Reports and Semi-Annual Reports to Shareholders of the Trust or the Series of the Trust, as applicable, for the two most recently ended fiscal years of each;

                  (vi) satisfactory completion by the Bank of due diligence with respect to the Borrowers;

                  (vii) the Bank being satisfied in its sole discretion that there has been no material adverse change in the business, assets, financial condition or prospects of any of the

Borrowers since the date of the most recent financial statements of the applicable Borrower referred to in Section 4.07;

                  (viii) receipt by the Bank of all documents, opinions and instruments it may reasonably request prior to the execution of this Agreement relating to compliance with applicable rules and regulations promulgated by the Federal Reserve Board and other governmental and regulatory authorities, the authority for and the validity and enforceability of this Agreement and the Note, and any other matters relevant hereto, all in form and substance satisfactory to the Bank;

                  (ix) receipt by the Bank of a long form legal existence certificate, along with a good standing certificate, for each Trust from the Secretary of State of the jurisdiction of such Trust's organization or incorporation, as applicable, dated no more than ten (10) days prior to the Effective Date;

                  (x) receipt by the Bank of a copy of each Trust's certificate or articles of incorporation or organization or certificate or declaration of trust, as applicable, certified as of a date no more than ten (10) days prior to the Effective Date by the Secretary of State of the jurisdiction of such Trust's organization or incorporation, as applicable; and

                  (xi) receipt by the Bank of payment of all fees and expenses (including fees and disbursements of special counsel for the Bank) then payable hereunder and under the other Loan Documents;

PROVIDED that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than December 31, 1999.

         (b) After the Effective Date, upon the written consent of the Bank, any Additional Trust may become a Trust hereunder and for all purposes of the Loan Documents and any Additional Series may become a Series hereunder and for all purposes of the Loan Documents, in each case only when the Additional Trust or the applicable Trust, on behalf of such Additional Series, shall have delivered to the Bank an executed addendum to each of the Loan Documents reflecting the addition of such Additional Trust or Additional Series, as applicable, along with the following:

                  (i) copies of each of the documents required by Section 3.01(a)(iv), (v), (ix) and (x) (with such changes as are applicable to reflect the appropriate jurisdiction and nature of organization of any Additional Trust, and with such changes to the dates of the documents required by such clauses as such Additional Trust or such Trust, on behalf of such Additional Series, and the Bank shall agree) with respect to such Additional Trust or Additional Series;

                  (ii) an opinion of counsel to such Additional Trust or Additional Series substantially in the form of EXHIBIT C attached hereto (with such changes as are applicable to reflect the appropriate jurisdiction and nature of organization of such Additional Trust or, in the case of an Additional Series, the applicable Trust);

each of the foregoing in form and substance reasonably satisfactory to the Bank. The Bank shall promptly provide written notice to the Borrowers when all of the requirements of this clause (b) of this Section 3.01 have been satisfied.

                  SECTION 3.02. ALL BORROWINGS. The obligation of the Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

         (a) receipt by the Bank of a Notice of Borrowing (or a telephonic notice of borrowing) as required by Section 2.02(a) and the certificate required to be delivered to the Bank pursuant to Section 5.01(c), in each case which is satisfactory to the Bank in all respects, along with all documents and information the Bank may reasonably request to establish compliance with applicable rules and regulations promulgated by the Federal Reserve Board;

         (b) immediately after such Borrowing, the aggregate outstanding principal amount of the Loans outstanding to the Borrower requesting the Loan will not exceed the Maximum Amount for such Borrower and, immediately after such Borrowing, the aggregate principal amount of all Loans outstanding to all Borrowers will not exceed the Commitment Amount;

         (c) immediately before and after such Borrowing, no Default or Event of Default with respect to the Borrower requesting the Loan shall have occurred and be continuing; and

         (d) the representations and warranties of the Borrower requesting the Loan contained in this Agreement and the other Loan Documents shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty on the date of such Borrowing by the Borrower requesting the Loan as to the facts specified in clauses (b), (c) and (d) of this Section.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  Each Borrower severally represents and warrants as to itself and, if the Borrower is a Trust acting on behalf of one or more of its Series, such Borrower also represents and warrants as to such Trust, where applicable, that:

                  SECTION 4.01. EXISTENCE AND POWER; INVESTMENT COMPANY. (a)
SCHEDULE 1 attached hereto accurately and completely lists the full legal name, principal business address and the nature and jurisdiction of organization of the Borrower, or if the Borrower is a Trust acting on behalf of one or more Series, of such Trust and such Series. The Borrower, or if the Borrower is a Trust acting on behalf of one or more Series, the Trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth on SCHEDULE 1 attached hereto and has all corporate or trust powers and all authorizations and approvals required to carry on its business as now conducted.

                  (b) The Borrower, or if the Borrower is a Trust acting on behalf of one or more Series, the Trust is an open-end management investment company registered as such under the Investment Company Act, and the outstanding shares of each class of its stock (i) have been duly issued and are fully paid and non-assessable, (ii) have been duly registered under the Securities Act of 1933, as amended, and (iii) have been sold only in states or other jurisdictions in which all filings required to be made under applicable state securities laws have been made.

                  (c) If the Borrower is a Trust acting on behalf of a Series, that Series of such Trust has been duly established as a separate series of such Trust, and its assets and liabilities are segregated from the assets and liabilities of each other Series of such Trust. That Series is not subject to any liabilities of any other Series of such Trust other than expenses that are not chargeable to a particular Series of such Trust but which are appropriately allocated among the Series of such Trust, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Trust is not subject to any liabilities of any other Trust.

                  SECTION 4.02. AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Borrower of this Agreement, the Note and each of the other Loan Documents to which it is a party are within its trust or corporate powers, as applicable, have been duly authorized by all necessary trust or corporate action, require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, and do not contravene, or constitute a default under, any provision of applicable law or regulation (including, without limitation, the Investment Company Act), the certificate or articles of organization or incorporation or declaration of trust, as applicable, or by-laws of the Borrower, any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or the Borrower's most recent Prospectus or Statement of Additional Information, or result in the creation or imposition of any Lien on any assets of the Borrower.

                  SECTION 4.03. BINDING EFFECT. Each of the Loan Documents has been duly executed and delivered by the Borrower. Each of this Agreement and the other Loan Documents constitutes a valid and binding agreement of the Borrower and the Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights.

                  SECTION 4.04. COMPLIANCE WITH MARGIN RULES. The execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan Documents and the transactions contemplated hereunder and thereunder will not violate Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

                  SECTION 4.05. AFFILIATED PERSONS. So far as appears from the records of the Borrower, neither the Bank nor any Affiliate of the Bank known to the Borrower is an Affiliated Person of the Borrower and none of the Borrower or any Affiliate of the Borrower is an Affiliated Person of the Bank or of any Affiliate of the Bank known to the Borrower.

                  SECTION 4.06.  SUBSIDIARIES.  The Borrower has no
Subsidiaries.

                  SECTION 4.07. FINANCIAL INFORMATION. (a) The statement of assets and liabilities of the Borrower as of the last day of the Borrower's fiscal year most recently ended prior to the Effective Date (or, with respect to each Additional Trust or Additional Series which becomes a Trust or Series, as applicable, hereunder, the fiscal year most recently ended prior to the date such Additional Trust or Additional Series becomes a Trust or Series, as applicable, hereunder), and the related Statements of Operations and Changes in Net Assets for the fiscal year ended on such date, reported on by independent public accountants of nationally recognized standing and set forth in the Annual Report to Shareholders for the fiscal year ended on such date, together with the notes and schedules thereto, present fairly, in all material respects, in conformity with generally accepted accounting principles, the financial position of the Borrower as of such date.

                  (b) Since the last day of the Borrower's fiscal year most recently ended prior to the Effective Date (or, with respect to each Additional Trust or Additional Series which becomes a Trust or Series hereunder, the fiscal year most recently ended prior to the date such Additional Trust or Additional Series becomes a Trust or Series hereunder), there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower.

                  SECTION 4.08. LITIGATION. There is no action, suit or proceeding pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any Person with whom it has entered into a material contract or agreement before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, financial position, results of operations or prospects of the Borrower, or which in any manner draws into question the validity or enforceability of this Agreement, the Note or any of the other Loan Documents or any such material contract or agreement.

                  SECTION 4.09. ERISA. (a) The Borrower is not a member of an ERISA Group and has no liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA.

                  (b) No Loan will constitute a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which an exemption is not available.

                  SECTION 4.10. TAXES. The Borrower has elected to be treated and qualifies as a "regulated investment company" within the meaning of the Internal Revenue Code. The Borrower has timely filed in correct form all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it. The charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

                  SECTION 4.11. COMPLIANCE. (a) The Borrower is in compliance with Section 18 of the Investment Company Act. The Borrower is also in compliance with all other applicable laws and regulations (including, without limitation, all other provisions of the Investment Company Act and all rules and regulations thereunder), all applicable ordinances, decrees, requirements, orders and judgments of, and all of the terms of any applicable licenses and permits issued by, any governmental body, agency or official, and all agreements and instruments to which it may be subject or any of its properties may be bound, in each case where the violation thereof may have a material adverse effect on its business, financial position, results of operations or prospects or call into question the validity or enforceability of this Agreement, the Note or any of the other Loan Documents. The Borrower is in compliance with all investment policies and restrictions set forth in its most recent Prospectus and Statement of Additional Information.

                  (b) No Default or Event of Default has occurred and is continuing with respect to the Borrower.

                  (c) The Borrower is not subject to regulation under any federal, state, local or foreign statute or regulation (other than the Investment Company Act) which limits its ability to incur indebtedness. Except as set forth on SCHEDULE 4.11(c) attached hereto, the Borrower has not entered into any agreement with any federal, state, local or foreign governmental authority or regulator limiting its ability to incur indebtedness. The borrowing limitations adopted by the Borrower in its Prospectus, Statement of Additional Information or elsewhere are set forth on SCHEDULE 4.11(c) attached hereto.

                  SECTION 4.12. FULL DISCLOSURE. All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing all facts which, to its knowledge after reasonable inquiry, materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents.

                                    ARTICLE V

                                    COVENANTS

                  Each Borrower severally agrees that, so long as the Bank has any Commitment to that Borrower hereunder or any amount is payable by that Borrower under the Note:

                  SECTION 5.01.  INFORMATION.  The Borrower will deliver to the
Bank:

         (a) as soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, a statement of its assets and liabilities, including the portfolio of investments, as of the end of such fiscal year and the related statements of operations and changes in net assets for such fiscal year, all reported in a manner acceptable to the Securities and Exchange Commission, together with an audit report thereon issued by independent public accountants of nationally recognized standing;

         (b) as soon as available and in any event within 60 days after the end of the first semi-annual period of each fiscal year of the Borrower, a statement of its assets and liabilities including the portfolio of investments, as of the end of such period, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the treasurer or vice president of the Borrower or accompanied by an audit report thereon issued by independent public accountants of nationally recognized standing;

         (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above and simultaneously with the delivery of each Notice of Borrowing, a certificate of the treasurer or vice president of the Borrower (i) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (ii) setting forth in reasonable detail the Net Asset Value of the Borrower and the calculations required to establish whether such Borrower is in compliance with the requirements of Section 5.11 on the date of such certificate;

         (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default or Event of Default with respect to the Borrower existed on the date of such statements;

         (e) promptly after the Borrower obtains knowledge of any Default or Event of Default with respect to such Borrower, a certificate of the treasurer or vice president of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

         (f) promptly upon the filing thereof with the Securities and Exchange Commission or the mailing thereof to shareholders of the Borrower, copies of all reports to shareholders, amendments and supplements to the Borrower's registration statement, Prospectus or Statement of Additional Information, proxy statements and other materials of a financial or otherwise material nature;

         (g) promptly upon any officer of the Borrower becoming aware of any action, suit or proceeding of the type described in Section 4.08, notice and a description thereof and copies of any filed complaint relating thereto; and

         (h) from time to time such additional information regarding the financial position or business of the Borrower as the Bank may reasonably request.

                  SECTION 5.02. PAYMENT OF OBLIGATIONS. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans made to it and all other amounts payable by it provided for in this Agreement and the other Loan Documents. The Borrower will pay and discharge, at or before maturity, all of its material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

                  SECTION 5.03. MAINTENANCE OF INSURANCE. The Borrower will maintain with financially sound and reputable insurance companies, policies with respect to its property and business against at least such risks (and with no greater risk retentions) and in at least such amounts as are required by the Investment Company Act and, in addition, as are customary in the case of registered open-end investment companies; and will furnish to the Bank, upon request, information presented in reasonable detail as to the insurance so carried.

                  SECTION 5.04. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. The Borrower will continue to engage in business of the same general type as now conducted by it and the Borrower will, or if the Borrower is a Trust acting on behalf of one or more of its Series, such Trust will, preserve, renew and keep in full force and effect its existence as a Delaware business trust or such other form of organization, as applicable, as indicated for such Trust on
SCHEDULE 1, and its rights, privileges and franchises necessary in the normal conduct of its business. The Borrower will, or if the Borrower is a Trust acting on behalf of one or more of its Series, such Trust will, maintain in full force and effect its registration as a open-end management company under the Investment Company Act, and, except as provided in Section 5.09 hereof, keep in full force and effect the existence of the Series as separate series.

                  SECTION 5.05. COMPLIANCE WITH LAWS. The Borrower will comply with Section 18 of the Investment Company Act. The Borrower will comply in all material respects with all other applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, ERISA and the other provisions of the Investment Company Act and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or exemptive relief has been obtained therefrom and remains in effect. The Borrower will file all federal and other tax returns, reports and declarations required by all relevant jurisdictions on or before the due dates for such returns, reports and declarations and will pay all taxes and other governmental assessments and charges as and when they become due (except those that are being contested in good faith by the Borrower and as to which the Borrower has established appropriate reserves on its books and records).

                  SECTION 5.06. INSPECTION OF PROPERTY, BOOKS AND RECORDS. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of the Bank, at the Bank's expense, to visit and inspect any of its offices, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

                  SECTION 5.07. DEBT. So long as any Loan is outstanding to the Borrower, the Borrower will not create, assume or suffer to exist any Debt other than:

         (a)      Debt arising under this Agreement and the Note; and

         (b) Debt arising in connection with portfolio investments and investment techniques permissible under the Investment Company Act and consistent with the Borrower's investment objectives and fundamental and operating investment restrictions;

PROVIDED THAT in no event shall the Borrower, while any Loan is outstanding to it, (i) enter into or utilize swaps, caps, options, futures contracts, options on futures contracts or other similar portfolio investments or investment techniques other than for hedging purposes, (ii) enter into reverse repurchase agreements, (iii) borrow money or create leverage under any arrangement other than from the Bank hereunder, or (iv) issue or be or remain liable for or have outstanding any "senior security" (as defined in the Investment Company Act), except that the Borrower may borrow from the Bank hereunder. The Borrower will not issue or have outstanding any preferred stock.

                  SECTION 5.08. NEGATIVE PLEDGE. The Borrower will not, while any Loan is outstanding to the Borrower, create, assume or suffer to exist any Lien on any of its assets, whether now owned or hereafter acquired, or on the income or profits therefrom, except (a) Liens for taxes, assessments or governmental charges or levies the payment of which is not at the time required, and (b) encumbrances created in connection with the Borrower's portfolio investments (and not for the primary purpose of borrowing money) to the extent permitted by the provisions of the Borrower's Prospectus and Statement of Additional Information and Section 5.07 hereof, PROVIDED THAT the aggregate amount of such encumbered assets of the Borrower pursuant to this clause (c) does not at any time exceed 5% of the Total Assets of the Borrower.

                  SECTION 5.09. CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. The Borrower will not consolidate or merge with or into any other Person or reorganize its assets into series of a series corporation or entity (if it currently has no series) or into a non-series corporation or entity (if it currently is a series of such an entity), nor will the Borrower sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of its assets to any other Person or invest all of its investable assets in any other open-end management investment company or otherwise invest all of its assets in a master-feeder or fund-of-funds investment structure or any other multiple investment company structure except that:

         (a) the Borrower may sell its assets in the ordinary course of business as described in its Prospectus and Statement of Additional Information;

         (b) the Borrower may consolidate or merge with or into any other Trust (or a series thereof), or liquidate or transfer any of its assets to a Trust (or a series thereof) or an Affiliate of a Trust (or a series thereof) PROVIDED THAT, in each case, (i) the Borrower shall notify the Banks in writing of its intention to so consolidate, merge, liquidate or transfer no later than fifteen
(15) Business Days prior to the date of such proposed consolidation, merger, liquidation or transfer, along with a revised SCHEDULE 2 hereto which gives effect to such consolidation, merger, liquidation or transfer, (ii) all Obligations of such Borrower shall have been paid in full on or prior to the date of such consolidation, merger, liquidation or transfer and (iii) from and after the date of such consolidation, merger, liquidation or transfer such Borrower shall no longer be a Borrower under this Agreement and such Borrower shall no longer be permitted to request any Borrowing; and

         (c) the Borrower may invest all of its investable assets in a Trust (or a series thereof) or an Affiliate of a Trust (or a series thereof), PROVIDED THAT (i) such Borrower shall notify the

Bank in writing of its intention to so invest its assets no later than fifteen
(15) Business Days prior to the date of such proposed investment, (ii) all Obligations of such Borrower shall have been paid in full on or prior to the date of such investment, and (iii) from and after the date of such investment such Borrower shall no longer be a Borrower under this Agreement and such Borrower shall no longer be permitted to request any Borrowing.

                  SECTION 5.10. USE OF PROCEEDS. The proceeds of the Loans made under this Agreement to the Borrower will be used by the Borrower solely for temporary or emergency purposes, including funding redemptions of its shares of capital stock or beneficial interests.

                  SECTION 5.11. RATIO OF DEBT TO NET ASSETS. The Borrower will not permit, at any time, the aggregate amount of its Debt to exceed 33-1/3% of its Net Assets.

                  SECTION 5.12. COMPLIANCE WITH REGISTRATION STATEMENT. The Borrower will at all times comply in all material respects with the investment objectives, limitations and policies set forth in its Prospectus and Statement of Additional Information, and will not make any investment, loan, advance or extension of credit inconsistent with those investment objectives, limitations or policies. The Borrower will not permit its investment objective or any fundamental policy or its diversified status (if it is diversified) to be changed from those in effect on the Effective Date (or, with respect to each Additional Trust or Additional Series which becomes a Trust or a Series hereunder, on the date such Additional Trust or Additional Series becomes a Trust or a Series hereunder) and reflected in its Prospectus and Statement of Additional Information delivered to the Bank on the Effective Date (or, with respect to each Additional Trust or Additional Series, on the date such Trust or Additional Series becomes a Trust or a Series hereunder).

                  SECTION 5.13. NON-AFFILIATION WITH BANK. The Borrower will not at any time become an Affiliated Person of the Bank or any Affiliate of the Bank known to the Borrower and the Borrower will use its best efforts to ensure that none of its Affiliates is or becomes an Affiliated Person of the Bank or any Affiliate of the Bank known to the Borrower.

                  SECTION 5.14. DEPOSIT ACCOUNT. The Borrower shall specify a deposit account with its Custodian in which Loans shall be deposited.

                  SECTION 5.15. REGULATED INVESTMENT COMPANY. The Borrower will maintain its status as a "regulated investment company" under the Internal Revenue Code at all times and will make sufficient distributions to qualify to be taxed as a "regulated investment company" pursuant to subchapter M of the Internal Revenue Code.

                  SECTION 5.16. NO SUBSIDIARY. The Borrower will not have at any time any Subsidiary.

                  SECTION 5.17. ERISA. The Borrower will not become a member of any ERISA Group and will not incur any liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA.

                  SECTION 5.18. DISTRIBUTIONS. The Borrower will not make any Distribution to any of its shareholders if a Default or Event of Default has occurred and is continuing with respect to such Borrower or will result from such Distribution, PROVIDED THAT the Borrower shall at all times be permitted to make Distributions that are required to enable it to maintain its status as a "regulated investment company" under subchapter M of the Internal Revenue Code.

                                   ARTICLE VI

                                    DEFAULTS

                  SECTION 6.01. EVENTS OF DEFAULT. If one or more of the following events ("Events of Default") shall have occurred and be continuing with respect to any Borrower:

         (a) such Borrower shall fail to pay any principal of any Loan to such Borrower when the same shall become due and payable or such Borrower shall fail to pay any interest on any Loan to such Borrower, any fees or any other amount payable by such Borrower hereunder;

         (b) such Borrower shall fail to observe or perform any covenant contained in Article V, or if the Borrower is a Trust acting on behalf of one or more of its Series, the Trust shall fail to comply with Section 5.04 hereof;

         (c) such Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or in any other Loan Document (other than those covered by clause (a) or (b) above) for ten (10) days after written notice thereof has been given to such Borrower by the Bank;

         (d) any representation, warranty, certification or statement made (or deemed made) by such Borrower as to itself or, if such Borrower is a Trust acting on behalf of one or more of its Series, as to such Trust, in this Agreement, any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

         (e) such Borrower shall fail to pay any Debt of the Borrower when due or within any applicable grace period;

         (f) any event or condition shall occur which results in the acceleration of the maturity of any Debt of such Borrower or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

         (g) such Borrower, or if the Borrower is a Trust acting on behalf of one or more of its Series, such Trust, shall seek the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its Series or any substantial part of its property or the property of any of its Series, or shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or any of its Series or its or any of its Series' debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its property or the property of any of its Series, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or against any of its Series or such Borrower or such Trust or any of its Series shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;

         (h) an involuntary case or other proceeding shall be commenced against such Borrower or, if the Borrower is a Trust acting on behalf of one or more of its Series, such Trust, seeking liquidation, reorganization or other relief with respect to it or any of its Series or its or any of its Series' debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its Series and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or such Trust or any of its Series under the federal bankruptcy laws as now or hereafter in effect;

         (i) a judgment or order for the payment of money in excess of $500,000 shall be rendered against such Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of ten (10) days; or

         (j) any investment advisory agreement or management agreement which is in effect on the Effective Date (or, with respect to each Additional Trust or Additional Series which becomes a Trust or a Series hereunder, on the date such Additional Trust or Additional Series becomes a Trust or a Series hereunder) for the Borrower shall terminate, or the Investment Adviser shall cease to be the investment adviser to the Borrower;

then, and in every such event, the Bank may by notice to the defaulting Borrower terminate the Commitment as to that Borrower, and it shall thereupon terminate, and by notice to the defaulting Borrower declare the Loans to such Borrower (together with accrued interest thereon) to be, and such Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; PROVIDED that in the case of any of the Events of Default specified in clause (g) or (h) above, automatically without any notice to the defaulting Borrower or any other act by the Bank, the Commitment shall thereupon terminate as to the defaulting Borrower and the Loans to the defaulting Borrower (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

         Notwithstanding any provision of this Agreement to the contrary, (i) a Trust Default or a Trust Event of Default with respect to a Trust acting on behalf of one or more of its Series shall constitute a Default or an Event of Default, as the case may be, with respect to all Series of that Trust, and (ii) except as provided in the preceding clause (i) if there occurs any Default or Event of Default solely with respect to a particular Borrower, such Default or Event of Default shall not constitute, in and of itself, a Default or an Event of Default with respect to any other Borrower and shall not permit the Bank to terminate the Commitment or exercise any of its other remedies as to any other Borrower.

                                   ARTICLE VII

                             CHANGE IN CIRCUMSTANCES

                  SECTION 7.01. INCREASED COST AND REDUCED RETURN. (a) If any applicable law, rule or regulation, or any new law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency in connection therewith:

         (i) shall subject the Bank (or its Lending Office) to any tax, duty or other charge with respect to its Loans, its Note or its Commitment, or shall change the basis of taxation of payments to the Bank (or its Lending Office) of the principal of or interest on its Loans or any other amounts due under this Agreement or its Commitment, in each case except for any tax on, or changes in the rate of tax on the overall net income of the Bank or its Lending Office imposed by the jurisdiction in which the Bank's principal executive office or Lending Office is located; or

         (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Lending Office) or shall impose on the Bank (or its Lending Office) any other condition affecting its Loans, its Note or its Commitment;

and the result of any of the foregoing is to increase the cost to the Bank (or its Lending Office) of making or maintaining any Loan to any Borrower, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) from any Borrower under this Agreement or under its Note with respect thereto, by an amount deemed by the Bank to be material, then, upon demand by the Bank and delivery to such Borrower of the certificate required by clause (c) hereof, such Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

                  (b) If the Bank shall determine that any change in any existing applicable law, rule or regulation or any new law, rule or regulation, regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any new request or directive of general applicability regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Bank (or its parent corporation) as a consequence of such Bank's obligations hereunder to a level below that which the Bank (or its parent corporation) could have achieved but for such law, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, upon demand by the Bank, each Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank (or its parent corporation) for such reduction.

                  (c) The Bank will promptly notify each Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder and the calculations used in determining such additional amount or amounts shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. NOTICES. All notices, requests, consents and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on SCHEDULE 1 attached hereto. Each such notice, request, consent or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (c) if given by any other means, when delivered at the address specified in this Section.

                  SECTION 8.02. NO WAIVERS. No failure or delay by any party hereunder in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 8.03. EXPENSES; DOCUMENTARY TAXES; INDEMNIFICATION.
(a) Each Borrower, severally and not jointly, agrees to pay (i) all reasonable out-of-pocket expenses of the Bank and its Affiliates, including the fees and disbursements of special counsel for the Bank, in connection with the preparation, negotiation and closing of this Agreement and the other Loan Documents any waiver or consent hereunder or any amendment hereof, any waiver of any Default or Event of Default or alleged Default or Event of Default hereunder, and any termination hereof, and (ii) if a Default or an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Bank and its Affiliates, including fees and disbursements of counsel (including reasonable allocated costs of in-house counsel), in connection with such Default or Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom PROVIDED, HOWEVER, that any such amounts payable in connection with a Default or Event of Default by a particular Borrower or arising out of or relating to the Loans made to a particular Borrower shall only be payable out of the assets of such Borrower and no other Borrower. Each Borrower, severally and not jointly, agrees to indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note. All amounts to be paid pursuant to this clause (a) (other than pursuant to clause (ii) of the first sentence of this clause (a)) shall be paid by the Borrowers PRO RATA based on the relative asset size of each such Borrower as of the first day of each calendar quarter or based on such other method as the Boards of Directors or Boards of Trustees, as applicable, of the Trust(s) shall determine with prior written notice to the Bank.

                  (b) Each Borrower agrees to indemnify the Bank and its Affiliates and hold the Bank and its Affiliates harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by the Bank or any of its Affiliates in connection with any investigative, administrative or judicial proceeding (whether or not the Bank or its Affiliate shall be designated a party thereto) relating to or arising out of this Agreement or the other Loan Documents or any actual or proposed use of the proceeds of the Loans, PROVIDED that the Bank and its Affiliates shall not have the right to be indemnified hereunder for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                  SECTION 8.04. SET OFF. Regardless of the adequacy of any collateral, during the continuance of any Event of Default as to a particular Borrower, any deposits or other sums credited by or due from the Bank solely to that Borrower, and any securities or other property of that Borrower in the possession of the Bank may be applied to or set off by the Bank against the payment of that Borrower's Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of that Borrower to the Bank.

                  SECTION 8.05. AMENDMENTS AND WAIVERS. Any provision of this Agreement or the Note or any of the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Bank.

                  SECTION 8.06. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Bank.

                  (b) The Bank may at any time assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank. No such assignment shall release the Bank from its obligations hereunder.

                  SECTION 8.07. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 8.01. EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

                  SECTION 8.08. COUNTERPARTS; INTEGRATION. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and each of the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

                  SECTION 8.09. WAIVER OF JURY TRIAL. EACH BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                            [Signature page follows.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as an agreement under seal by their respective authorized officers as of the day and year first above written.

                                    NICHOLAS APPLEGATE INSTITUTIONAL FUNDS, on behalf of each of its series Convertible Fund, Large Cap Growth Fund, Mid Cap Growth Fund, Small Cap Growth Fund, Mini Cap Growth Fund, Value Fund, High Quality Bond Fund, High Yield Bond Fund, Short Intermediate Fixed Income Fund, Emerging Countries Fund, Global Blue Chip Fund, Global Growth & Income Fund, Global Healthcare Fund, Global Technology Fund, International Core Growth Fund, International Small Cap Growth Fund, Latin America Fund, Pacific Rim Fund, Worldwide Growth Fund

                                    By:________________________________
                                    Title:

                                    BANKBOSTON, N.A.

                                    By:________________________________
                                    Title:

                                                                      SCHEDULE 1
                                                                      ----------


                                         SERIES:
TRUST:

NICHOLAS APPLEGATE INSTITUTIONAL         -  Convertible Fund
FUNDS                                    -  Large Cap Growth Fund
                                         -  Mid Cap Growth Fund
Address: 600 West Broadway, 30th Floor   -  Small Cap Growth Fund
         San Diego, California 92101     -  Mini Cap Growth Fund
         Tel:                            -  Value Fund
         Fax:                            -  High Quality Bond Fund
                                         -  High Yield Bond Fund
Jurisdiction of Incorporation:           -  Short Intermediate Fixed Income Fund
         Delaware business trust         -  Emerging Countries Fund
                                         -  Global Blue Chip Fund
                                         -  Global Growth & Income Fund
                                         -  Global Healthcare Fund
                                         -  Global Technology Fund
                                         -  International Core Growth Fund
                                         -  Latin America Fund
                                         -  Pacific Rim Fund
                                         -  Worldwide Growth Fund

BANK:

BANKBOSTON, N.A.

Lending Office:
100 Federal Street
Boston, Massachusetts 02110
 Telecopy Number: (617) 434-1096
 Attention:  Matthew Steinaway, Director

                                                                       EXHIBIT A

                                  FORM OF NOTE

$30,000,000                                                   ____________, 1999


         FOR VALUE RECEIVED, each of the undersigned, on behalf of itself or, if such Trust has divided its assets into series or portfolios, on behalf of each particular Series listed on the signature pages hereto (the undersigned, on behalf of itself or each such particular Series, as applicable, shall be referred to herein as a "Borrower") hereby promises to pay to the order of BANKBOSTON, N.A. (the "Bank") at the head office of the Bank at 100 Federal Street, Boston, Massachusetts 02110:

                  (a) prior to or on the Termination Date, the principal amount of THIRTY MILLION DOLLARS ($30,000,000) or, if less, the aggregate unpaid principal amount of Loans advanced by the Bank to such Borrower pursuant to the Credit Agreement dated as of ________, 1999 (as amended and in effect from time to time, the "Credit Agreement"), among the undersigned and the Bank;

                  (b) the principal outstanding hereunder to such Borrower from time to time at the times provided in the Credit Agreement; and

                  (c) interest on the principal balance hereof from time to time outstanding to such Borrower from the Effective Date (as defined in the Credit Agreement) through and including the maturity date hereof at the times and at the rates provided in the Credit Agreement.

         This Note evidences borrowings under and has been issued by each of the Borrowers in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of each of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. The obligations of each Borrower hereunder are of that Borrower only and not of any other Borrower. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

         Each Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the date of any Loan to such Borrower or at the time of receipt of any payment of principal of this Note from such Borrower, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans to any Borrower set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loans shall be PRIMA FACIE evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of such Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

         Each Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

         If any one or more of the Events of Default shall occur with respect to any Borrower, the entire unpaid principal amount of this Note outstanding to such Borrower and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

         No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

         Each Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

         THIS NOTE AND THE OBLIGATIONS OF EACH BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 8.01 OF THE CREDIT AGREEMENT. EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its name by its duly authorized officer on behalf of each Borrower as of the day and year first above written.

                                    NICHOLAS APPLEGATE INSTITUTIONAL FUNDS, on behalf of each of its series Convertible Fund, Large Cap Growth Fund, Mid Cap Growth Fund, Small Cap Growth Fund, Mini Cap Growth Fund, Value Fund, High Quality Bond Fund, High Yield Bond Fund, Short Intermediate Fixed Income Fund, Emerging Countries Fund, Global Blue Chip Fund, Global Growth & Income Fund, Global Healthcare Fund, Global Technology Fund, International Core Growth Fund, International Small Cap Growth Fund, Latin America Fund, Pacific Rim Fund, Worldwide Growth Fund

                                     By:________________________________
                                     Title:


-----------------------------------------------------------------------------------------------------------------------------
                                                                      Amount of            Balance of
                          Applicable              Amount           Principal Paid          Principal           Notation
       Date                Borrower              of Loan             or Prepaid              Unpaid            Made By:
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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

                                                                       EXHIBIT B

                                    FORM OF
                              NOTICE OF BORROWING

DATE:
                  -----------------------------------

TO:               BankBoston, N.A.

ATTN:
                  -----------------------------------

FROM:             [Trust] [on behalf of its Series __________] (the "Borrower")

         In connection with the Credit Agreement currently in effect with you, please increase the outstanding balance of Loans as indicated below. The Loans should be recorded on the books of the Borrower as a liability of the Borrower to the Bank and interest payable to the Bank should be recorded at the agreed upon rate.


(a)      Date of proposed Borrowing:                       ___________________________________

(b)      Amount of Loan requested:                         $__________________________________

(c)      Cumulative Loans to this
         Borrower (after this Loan):                       $__________________________________

(d)      Aggregate Debt of the Borrower:                   $__________________________________

(e)      Net Assets of the Borrower:                       $__________________________________

(f)      Ratio of Debt to Net Assets:                      ___________________________________%

(g)      Maximum Loans permitted
         to this Borrower:                                 $__________________________________

(h)      Aggregate Loans outstanding
         to all Borrowers (after this Loan):               $__________________________________

(i)      Commitment Amount:                                $__________________________________


                                                              ________________________________
                                                              Authorized Signature


Wire to:
           _____________________________

           _____________________________

           _____________________________

                                                                       EXHIBIT C

                       Text of Borrowers' Counsel Opinion

         1. The Trust is a Delaware business trust duly organized and validly existing and authorized to transact business under the laws of the State of Delaware. The Trust is an open-end management investment company registered as such under the Investment Company Act and the outstanding shares of each class of its stock (a) have been duly issued and are fully paid and non-assessable,
(b) have been duly registered under the Securities Act of 1933, as amended and
(c) have been issued pursuant to all filings required to be made under State securities or so-called "Blue Sky" laws. The Trust has the power and authority to own its properties and to carry on its business as presently conducted, and is qualified to do business in those jurisdictions in which its ownership of property or the nature of its business activities is such that failure to receive or retain such qualification would have a material adverse effect upon the business, operations or condition (financial or otherwise) of the Trust or any of its Series.

         2. Each Series of the Trust has been duly established as a separate series of the Trust, and its assets and liabilities are segregated from the assets and liabilities of each other Series of the Trust.

         3. Each of the Borrowers has all trust power and authority necessary to execute and deliver the Agreement and the Note, to make the borrowings provided for therein and to perform its obligations under the Agreement and the Note. All such action has been duly authorized by all necessary proceedings on each of such Borrower's part.

         4. The Agreement and the Note have each been duly and validly executed and delivered by each Borrower which is a party thereto. The Agreement constitutes the legal, valid and binding agreement of each Borrower, and the Note constitute the legal, valid and binding obligation of each Borrower, in each case enforceable against such Borrower in accordance with their terms.

         5. There is no pending or threatened litigation, governmental proceeding, inquiry or investigation by or against any Borrower which involves or could involve any material adverse effect on the business, operations, prospects or condition (financial or otherwise) of that Borrower.

         6. Neither the execution and delivery of the Agreement and the Note by each Borrower, the consummation of the transactions contemplated therein nor the compliance by each Borrower with the terms and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the declaration of trust or by-laws of the Trust, any existing Federal, Delaware or Massachusetts law, rule or regulation, the most recent Prospectus or Statement of Additional Information of any such Borrower, or any agreement or instrument to which any such Borrower is a party or by which it is bound or to which it is subject, or constitute a default thereunder or result in the creation or imposition of any lien of any nature whatsoever upon any of the property of any such Borrower pursuant to the terms of any such agreement or instrument.

         7. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Federal, Massachusetts or Delaware official body is or will be necessary or advisable in connection with the execution and delivery of the Agreement or the Note, consummation of the transactions contemplated therein, or performance of or compliance with the terms and conditions thereof.

         8. The execution, delivery and performance by each Borrower of the Agreement and the Note and the transactions contemplated thereunder are exempt from and not subject to any limitations under Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.